SECOND AMENDMENT

TO

SIXTH AMENDED AND RESTATED INVESTMENT

SUB-ADVISORY AGREEMENT

THIS SECOND AMENDMENT is made as of the 16th day of December, 2025, by and between Mason Street Advisors, LLC (the “Adviser”) and T. Rowe Price Associates, Inc. (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are parties to a Sixth Amended and Restated Investment Sub-Advisory Agreement dated November 30, 2022, as amended December 12, 2024 (the “Agreement”) relating to the Northwestern Mutual Series Fund, Inc.’s Short-Term Bond Portfolio, Equity Income Portfolio, and Growth Stock Portfolio (each, a “Portfolio”); and

WHEREAS, the Adviser and the Sub-Adviser desire to amend the Agreement to modify the investment sub-advisory fee payable with respect to the Short-Term Bond Portfolio as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. The portion of Schedule A to the Agreement relating to the Short-Term Bond Portfolio shall be deleted and replaced with Exhibit A attached to this Amendment, the content of which is hereby incorporated herein by this reference.

2. Except as modified by this Amendment, the Agreement shall remain in full force and effect, and it is hereby ratified and confirmed.

3. This Amendment may be executed in two or more counterparts, all of which when taken together shall constitute one instrument.

IN WITNESS WHEREOF, each party has caused this Amendment to be signed below by a duly authorized officer with full power and authority to execute this Amendment.

MASON STREET ADVISORS, LLC		T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Paul A. Mikelson	By:	/s/ Terence Baptise

Name:	Paul A. Mikelson	Name:	Terence Baptiste

Title:	President	Title:	Vice President

EXHIBIT A

SCHEDULE A

TO

SIXTH AMENDED AND RESTATED INVESTMENT

SUB-ADVISORY AGREEMENT BETWEEN

MASON STREET ADVISORS, LLC

AND

T. ROWE PRICE ASSOCIATES, INC.

As Amended December 16, 2025

Fee Effective: February 1, 2026

Short-Term Bond Portfolio*

First $100 Million – 0.16% of average daily net assets

Reset at $100 Million: 0.15% of average daily net assets

Reset at $250 Million: 0.125% of average daily net assets

Reset at $500 Million – 0.115% of average daily net assets

Over $500 Million: 0.10% of average daily net assets

Reset at $1 Billion: 0.10% of average daily net assets

Reset at $2 Billion: 0.095% of average daily net assets

Reset at $3 Billion: 0.09% of average daily net assets

*Short-Term Bond Portfolio Transitional Fee Credits

The Sub-Adviser will provide the Adviser transitional credit to eliminate any discontinuity between the flat 0.16% fee and flat 0.15% fee once assets exceed $100 million, between the flat 0.15% fee and flat 0.125% fee once assets exceed $250 million, between the flat 0.125% fee and tiered 0.115% fee once assets exceed $500 million, between the tiered 0.115% fee and flat 0.10% fee once assets exceed $1 billion, between the flat 0.1% fee and flat 0.095% fee once assets exceed $2 billion, and between the flat 0.095% fee and flat 0.09% fee once assets exceed $3 billion. The credit will apply at an Aggregate Asset range between approximately $93.7 million and $100 million, $208.3 million and $250 million, $460 million and $500 million, $925 million and $1 billion, $1.9 billion and $2 billion, and $2.84 billion and $3 billion.

To accommodate circumstances where Aggregate Assets either approach or fall beneath $100 million and to prevent a decline in Aggregate Assets from causing an increase in the absolute dollar fee, the Subadviser will provide a transitional credit to cushion the impact of reverting to the original fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until Aggregate Assets either (a) exceed $100 million, when the 0.15% flat fee would be triggered, or (b) fall below a threshold of approximately $93.7 million, where the 0.16% flat fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the 0.16% flat fee schedule and the flat 0.15% fee schedule by the difference between the current portfolio size for billing purposes and the $93.7 million threshold, divided by the difference between $100 million and the $93.7 million threshold. The credit would approach $10,000 annually when Aggregate Assets were close to $100 million and fall to zero at approximately $93.7 million.

The transitional credit is determined as follows:

Average Daily Fund Assets – $93,750,000.00    x $10,000

$6,250,000.00

To accommodate circumstances where a Fund’s assets fall beneath $250 million and to prevent a decline in a Fund’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original 0.15% fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $250 million, when the 0.125% fee would be triggered, or (b) fall below a threshold of approximately $208.3 million, where the flat 0.15% fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the flat 0.15% fee schedule and the flat 0.125% fee schedule by the difference between the current portfolio size for billing purposes and the $208.3 million threshold, divided by the difference between $250 million and the $208.3 million threshold. The credit would approach $62,500 annually when a Fund’s assets were close to $250 million and fall to zero at approximately $208.3 million.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes – $208,333,333.33 x $62,500

    $41,666,666.67

To accommodate circumstances where a Fund’s assets fall beneath $500 million and to prevent a decline in a Fund’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original 0.125% fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $500 million, when the 0.115% fee would be triggered, or (b) fall below a threshold of approximately $460 million, where the flat 0.125% schedule would be fully re-applied.

The credit is determined by multiplying the difference between the flat 0.125% fee schedule and the flat 0.115% fee schedule by the difference between the current portfolio size for billing purposes and the $460 million threshold, divided by the difference between $500 million and the $460 million threshold. The credit would approach $50,000 annually when a Fund’s assets were close to $500 million and fall to zero at approximately $460 million.

The annualized transitional credit is determined as follows, and the appropriate portion thereof (based upon the number of days in the month) will be applied as a credit to fees assessed:

Current Portfolio Size for Billing Purposes - $460,000,000.00 x $50,000

    $40,000,000.00

To accommodate circumstances where a Fund’s assets fall beneath $1 billion and to prevent a decline in a Fund’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $1 billion, when the 0.10% fee would be triggered, or (b) fall below a threshold of approximately $925 million, where the tiered fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the tiered fee schedule and the flat 0.10% fee schedule by the difference between the current portfolio size for billing purposes and the $925 million threshold, divided by the difference between $1 billion and the $925 million threshold. The credit would approach $75,000 annually when a Fund’s assets were close to $1 billion and fall to zero at approximately $925 million.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes – $925,000,000 x $75,000

    $75,000,000

To accommodate circumstances where Aggregate Assets either approach or fall beneath $2 billion and to prevent a decline in Aggregate Assets from causing an increase in the absolute dollar fee, the Subadviser will provide a transitional credit to cushion the impact of reverting to the original fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until Aggregate Assets either (a) exceed $2 billion, when the 0.095% flat fee would be triggered, or (b) fall below a threshold of approximately $1.9 billion, where the 0.1% flat fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the 0.1% flat fee schedule and the flat 0.095% fee schedule by the difference between the current portfolio size for billing purposes and the $1.9 billion threshold, divided by the difference between $2 billion and the $1.9 billion threshold. The credit would approach $100,000 annually when Aggregate Assets were close to $2 billion and fall to zero at approximately $1.9 billion.

The transitional credit is determined as follows:

Average Daily Fund Assets – $1,900,000,000.00   x $100,000

$100,000,000.00

To accommodate circumstances where Aggregate Assets either approach or fall beneath $3 billion and to prevent a decline in Aggregate Assets from causing an increase in the absolute dollar fee, the Subadviser will provide a transitional credit to cushion the impact of reverting to the original fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until Aggregate Assets either (a) exceed $3 billion, when the 0.09% flat fee would be triggered, or (b) fall below a threshold of approximately $2.84 billion, where the 0.095% flat fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the 0.095% flat fee schedule and the flat 0.09% fee schedule by the difference between the current portfolio size for billing purposes and the $2.84 billion threshold, divided by the difference between $3 billion and the $2.84 billion threshold. The credit would approach $150,000 annually when Aggregate Assets were close to $3 billion and fall to zero at approximately $2.84 billion.

The transitional credit is determined as follows:

Average Daily Fund Assets – $2,842,105,263.16   x $150,000

$157,894,736.84